HSBC

For the attention of Martin Watkins
Lakeland Industries Europe Ltd
Jet Park 2 Industrial Estate
Units 9-10
244 Main Road
Newport
HU15 2RP

15th May 2018

Ref: JM/1675788

Dear Sirs

Addition to include United States Dollars as a currency within scope of the Agreement.

Following our recent discussions, please find enclosed the replacement Schedule to the Agreement for the Purchase of Debts.

Unless you have any questions about the changes we have made you **do not need to take any further action or return the Schedule.**

We are of course happy to answer any questions you may have regarding our documentation but you should not regard this as a substitute for taking your own legal advice.

Yours faithfully
For and on behalf of
HSBC Invoice Finance (UK) Ltd

Jane L Simpson
Client Director
Tel: 03455 858199

cc. 1

HSBC Invoice Finance (UK) Ltd
Registered Office: Farncombe Road, Worthing, West Sussex, BN11 2BW
Telephone: 01903 825825 Telex: 87102 Facsimile: 01903 214101 DX 375 Worthing

Effective date: 15th May 2018

This Schedule replaces the Schedule to the Agreement for the Purchase of Debts entered into between HSBC Invoice Finance (UK) Limited and **Lakeland Industries Europe Limited 04500660** on **31st March 2018.** This replacement is made under Condition 29 (*Variations*) of the Standard Terms and Conditions that are part of that agreement

THE SCHEDULE

1. Client particulars

Nature of business	Wholesale of safety clothing
Principal place of business	Jet Park 2, 244 Main Road, Newport, East Yorkshire, HU15 2RP

2. Product(s) selected

Finance	Yes
Credit Management	Yes
Credit Protection	Yes

3. Commercial terms

Approved Countries

(a) United Kingdom, Ireland, the Isle of Man and the Channel Islands

(b) American Samoa, Andorra, Anguilla, Armenia, Australia, Austria, Barbados, Belgium, Benin, Bermuda, Botswana, Brazil, Burkina Faso, Bulgaria, Canada, Cameroon, Chile, China, Curacao, Cyprus, Czech Republic, Denmark, Djibouti, Estonia, Finland, Fiji, France, Gabon, Gambia, Germany, Georgia, Ghana, Gibraltar, Greece, Grenada, Guam, Hong Kong, Hungary, Iceland, Israel, Italy, Japan, Jordan, Liberia, Liechtenstein, Lithuania, Luxembourg, Macau, Malawi, Maldives, Malta, Mauritius, Monaco, Mozambique, Netherlands, New Zealand, Niue, Northern Mariana Islands, Norway, Oman, Poland, Portugal, Puerto Rico, Romania, Rwanda, Samoa, San Marino, Seychelles, Singapore, Slovakia, Slovenia, Solomon Islands, South Africa, South Korea, Spain, Sri Lanka, St Kitts & Nevis, St Lucia, St Maarten (Dutch), St Vincent & Grenadines, Suriname, Swaziland, Sweden, Switzerland, Taiwan, Tonga, Trinidad & Tobago, United States of America, Uruguay, Virgin Islands (US) and Zambia

(c) Algeria, Bahamas, British Ocean Indian Territory, British Virgin Islands, Brunei, Cayman Islands, Croatia, Falkland Islands, French Guiana, French Polynesia, French Southern Territories, Greenland, Guadeloupe, Kuwait, Latvia, Macau, Malaysia, Martinique, Mayotte, Mexico, Montserrat, Morocco, New Caledonia, Panama, Peru, Qatar, Reunion Island, Saint Helena, Saint Pierre & Miquelon , Serbia, Turkey, Turks & Caicos Islands, United Arab Emirates, Vatican City State and Wallis & Futuna Islands

Automatic Funding Limit	United Kingdom, Ireland, the Isle of Man and the Channel Islands: £ 50,000
	Other countries: £ 50,000
Client to give notice of assignment to Customers	Yes
Commencement Date	30 January 2013
Concentration Percentage	40 per cent
Debtor Currencies	Sterling, Euro & United States Dollars.
Debt Turn Target	United Kingdom, Ireland, the Isle of Man and the Channel Islands: N/A
	Other countries: N/A
Facility Limit	£ 1,500,000
Law	English law governs this Agreement
Minimum Period	12 Months
Non-Notifiable Debt	The following are additional categories of Non-Notifiable Debt:
	None
Notice Period	3 Months
Prepayment Currencies	Sterling, Euro & United States Dollars
Prepayment Percentage	90 per cent
Reduction Percentage	N/A
Standard Payment Terms	United Kingdom, Ireland, the Isle of Man and the Channel Islands: Not exceeding net 60 days from date of invoice
	Other countries: Not exceeding net 90 days from date of invoice

4. Pricing

Allowance Margin	2.50 per cent
Arrangement Fee	N/A
Discounting Margin	2.500 per cent
Facility Review Fee	Nil
Other fees	Fees will be payable for:
	(a) any variation to the terms of this Agreement;

(b) the release of any Security Interest;

(c) new Security Interests to be granted to HIF or any third party.

Service Charge	For Approved Countries listed in paragraphs (a), (b) & (c) 0.85 per cent of the Notified value of each Debt, subject to a minimum of £ 42,500 per annum calculated in respect of each period of one year starting on the first day of the month following the Commencement Date and each anniversary thereafter

5. **Credit Protection**

Automatic Credit Protection Limit	United Kingdom, Ireland, the Isle of Man and the Channel Islands: £ 3,000 Other countries: N/A
Credit Protection Percentage	United Kingdom, Ireland, the Isle of Man and the Channel Islands: 100 per cent Other countries: 90 per cent
First Loss	United Kingdom, Ireland, the Isle of Man and the Channel Islands: £ 1,000 Other countries: £ 1,000
Unprotected Debts at the Commencement Date	At the Commencement Date any Debt which is unpaid 60 days or more after the due date for payment and any other Debts of the same Customer

6. **Covenants**

Debt Turn Covenant	N/A
Dilution Percentage	N/A
Dispute Percentage	N/A
Tangible Net Worth Covenant	N/A

The covenants listed above shall be tested at the following times:

	Testing Day
Debt Turn	Final day of each calendar month
Dilution Percentage	Final day of each calendar month
Dispute Percentage	Final day of each calendar month

7. **Special terms**

(a) In addition to the undertakings given by the Client in Condition 17, the Client also undertakes:

(i) To ensure that:

(A) where necessary, the Client and/or the Customer possess all licences required to export/import the relevant goods; and

(B) the Client and the Customer comply with all laws and/or regulations applicable to the import or export of the relevant goods including, but not limited to, any exchange control regulations; and

(ii) To provide HIF, each year, with a declaration ("Annual Declaration") of the Client's total sales to Customers located in each Approved Country in a form specified by HIF, for the period of 12 months (or part thereof) ending 31 March (or for such other period as HIF may specify from time to time). Such declaration to be supplied to HIF within 30 days of the end of the relevant period.

(b) Where a Credit Protection Limit is expressed in a currency other than that in which the Debt payable by the relevant Customer is expressed and/or the currency in which the purchase price is payable, then for the purposes of calculating any amount payable by HIF to the Client under the provisions of Condition 11.6, the Spot Rate of Exchange on the date of payment shall be used. Any gains or losses, resulting from fluctuation in exchange rates will be for the account of the Client.

(c) HIF will not provide Credit Protection in respect of any particular Debt if:

(i) the Debt arose after any expiry date notified by HIF to the Client in respect of the relevant Credit Protection Limit; or

(ii) there has been any breach by the Client of any term specified by HIF as being a condition of its approval of the relevant Credit Protection Limit

The provisions of this special term are in addition to, and not in replacement of, the provisions of Condition 11.4.

(d) For the purposes of Condition 11.4 (f) events of "force majeure" shall include

(i) the ionising, radioactive, toxic, explosive or other hazardous or contaminating properties or effects of any explosive nuclear assembly or component thereto, nuclear fuel, combustion or waste; and

(ii) where goods are to be despatched to, or payment is to be made from, a country other than that in which the Customer is located, any event preventing or delaying the issue of a remittance from such third country.

HSBC Invoice Finance (UK) Limited is, at the date of this Agreement, a member of the Asset Based Finance Association ("ABFA") and abides by its terms of membership. Under its Memorandum of Association, publicly filed at Companies House, ABFA is not a public regulatory authority and has no financial or other responsibility to anyone arising out of the actions and dealings of its members. The ABFA has provided and/or will provide a Code of Conduct, guidance and a complaints procedure each of which can be viewed on its website at www.ABFA.org.uk.